EXHIBIT 99.1


On April 12, 2000, the Registrant issued the following press release:


           "PYR ENERGY PROVIDES OPERATOR'S UPDATE AT EAST LOST HILLS.

     DENVER -- PYR Energy Corporation (AMEX: PYR) reports the following update at East Lost Hills has been released by the operator, Berkley Petroleum Corp. (TSE:BKP):

     "Berkley East Lost Hills No. 1 has reached a depth of 19,724 feet and a production liner will be run to total depth. The current status for Berkley No. 1 is a potential gas well.
     The current open hole section, extending from 18,280 feet to total depth, has been wireline logged. A total of 2,474 feet of the Temblor Formation was penetrated by Berkley No. 1, with a net sand interval of 1,410 feet. Net hydrocarbon pay within this interval will be determined via production testing.
     Natural gas and condensate has been flared from the current open hole section on four separate occasions while drilling with mud weights in excess of 17 pounds per gallon.
     Mechanical preparation of the wellbore for the production test will commence immediately. Production testing is expected to commence in May and operations will extend for approximately four weeks.
     Two step out wells, Berkley East Lost Hills No. 2 sec 36-25S-20E, and Berkley East Lost Hills No. 3 sec 20-26S-21E will spud in the next two months."

     PYR owns a 10.575% working interest in the East Lost Hills Area of Mutual Interest ("AMI").

PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains. Additional information about PYR Energy Corporation can be accessed via website at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."